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                                                                     EXHIBIT 5.1

                            GENERAL ELECTRIC COMPANY
                              3135 EASTON TURNPIKE
                               FAIRFIELD, CT 06431

                                February 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re: 150,000 Shares of Common Stock, $0.06 par value per share, of General Electric Company

Ladies and Gentlemen:

      I am Corporate Counsel to General Electric Company, a New York corporation (the "Company"), and, in such capacity, I am familiar with the proceedings to date in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-8 relating to the registration of 150,000 shares of Common Stock, $0.06 par value per share, of the Company (the "Shares") to be issued under the Interlogix, Inc. 401(k) Retirement Plan (the "Plan").

      As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

      The foregoing opinion is limited to the federal laws of the United States of America and the Business Corporation Law of the State of New York. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Shares.

      I hereby consent to the filing of this opinion as an Exhibit to the registration statement on Form S-8 and to all references to my name included therein or made a part thereof.

                                    Very truly yours,



                                    /s/ Robert E. Healing